Exhibit 99.1

Unilife Submits Plan to Regain Compliance with NASDAQ Requirements

YORK, PA, July 18, 2016 / PR Newswire/ -- Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced that it has submitted its plan to The NASDAQ Stock Market LLC (“NASDAQ”) to regain compliance with NASDAQ listing requirements. The Company previously received a letter from NASDAQ notifying the Company that it is not in compliance with NASDAQ Listing Rule 5250(c)(1) because it has not filed its Form 10-Q for the period ended March 31, 2016 in a timely manner with the Securities and Exchange Commission.

Subject to the acceptance by NASDAQ of this plan, NASDAQ may grant the Company up to 180 calendar days from the original non-compliance date for the Form 10-Q (that is, until November 6, 2016) for it to regain compliance.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife has a portfolio of innovative, differentiated products with a primary focus on wearable injectors. Products within each platform are customizable to address specific customer, drug and patient requirements. Unilife's global headquarters and manufacturing facilities are located in York, PA.  For more information, visit www.unilife.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in "Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K, those described in the "Risk Factors" set forth in Unilife's prospectus supplement, dated as of and filed with the U.S. Securities and Exchange Commission on February 22, 2016, and those described from time to time in other reports which we file with the U.S. Securities and Exchange Commission.

General: UNIS-G

Investor Contact (US):

Jeremy Feffer

Unilife Corporation

+1-717-384-3450

investors@unilife.com

Investor Contact (Australia):

Jeff Carter

Unilife Corporation

+61 2 8346 6500